Exhibit 99.1

Atlassian appoints Scott Belsky, Adobe Chief Strategy Officer, to Board of Directors
July 24, 2024 09:00 AM Eastern Daylight Time
Team Anywhere/SAN FRANCISCO--(BUSINESS WIRE)-- Atlassian Corporation (NASDAQ: TEAM), a leading provider of team collaboration and productivity software, today announced it is appointing Scott Belsky to its Board of Directors effective August 1, 2024. Scott is the Chief Strategy Officer and Executive Vice President, Design & Emerging Products, at Adobe (NASDAQ: ADBE), a leader in creative, digital document and digital experience technology.

“I'm excited for Scott to bring his deep strategy and product experience to our Board. He's built loveable products used by millions of people around the world, and knows how to deliver customer value. Scott understands the tech industry and has a strong pulse for the trends shaping our world. Never has that been more important, as Atlassian takes on the opportunity in the AI-era,” said Mike Cannon-Brookes, co-Founder and co-CEO, Atlassian.

Scott leads corporate strategy and development, is responsible for design across Adobe’s products, and is driving the incubation of some of Adobe’s fastest growing emerging products. As Chief Strategy Officer, Scott plants flags for future opportunities in all of Adobe’s markets and leads investments, engagements, and acquisitions in the startup ecosystem. Scott is Adobe’s design leader, working to continuously uplevel design of all Adobe products. And he leads development of key emerging products: 3D & Immersive products, Adobe Stock & Marketplace, and Behance.

Prior to this role, Scott was Adobe’s Chief Product Officer for five years, leading the development of all Creative Cloud products. Under his leadership, the company launched Adobe Express, brought flagship products like Photoshop and Illustrator to web and mobile platforms, incubated the company’s 3D & Immersive products, and created the Content Authenticity Initiative, which fosters attribution for creators and enables transparency in digital content.

Scott co-founded Behance, the world’s largest creative community, in 2006 and served as its CEO for six years. Scott was also a venture investor at Benchmark in San Francisco.

Scott serves on the advisory board of Cornell University’s Entrepreneurship Program and the board of trustees for the Museum of Modern Art in New York. He has also been an advisor on design and product management for leading companies and institutions, including Pinterest, Uber and Airtable. Scott is a best-selling author of two books, “The Messy Middle” and “Making Ideas Happen.” Scott holds a bachelor’s degree from Cornell University and an MBA from Harvard Business School.

About Atlassian
Atlassian unleashes the potential of every team. Our agile & DevOps, IT service management and work management software helps teams organize, discuss, and complete shared work. The majority of the Fortune 500 and over 300,000 companies of all sizes worldwide - including NASA, Audi, Kiva, Deutsche Bank and Dropbox - rely on our solutions to help their teams work better together and deliver quality results on time. Learn more about our products, including Jira, Confluence and Jira Service Management at https://atlassian.com.

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Martin Lam
IR@atlassian.com

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Marie-Claire Maple
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